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                                                                 EXHIBIT (a)(11)

Manticore Properties II, L.P.

                                   May 5, 2003

Dear Old Stone Corporation Shareholder:

     Manticore Properties II, L.P. ("Manticore II") is offering to purchase up to 3,813,591 shares of Common Stock ("Common Shares") and up to 478,080 shares of Cumulative Voting Convertible Preferred Stock, Series B ("Preferred Shares" and collectively with the Common Shares, the "Shares") of Old Stone Corporation (the "Company") which you own for a price of $1.00 PER COMMON SHARE AND $10.00 PER PREFERRED SHARE IN CASH (the "Offer"). A copy of the offering materials is enclosed. Manticore II believes, in addition to the other information contained in the accompanying Offer to Purchase, you should consider the following:

     ALL CASH OFFER. Manticore II is offering to pay $1.00 IN CASH PER SHARE FOR UP TO 3,813,591 COMMON SHARES and $10.00 IN CASH PER SHARE FOR UP TO 478,080 PREFERRED SHARES which are tendered in response to the Offer. During the past three years, the only trades in the Shares, as reported by Bloomberg in the "Pink Sheets," were at prices ranging from $0.27 to $1.00 per Common Share and $2.25 AND 10.00 per Preferred Share.

     NO COMMISSION; NO FINANCING CONDITION. The $1.00 per Common Share and $10.00 per Preferred Share purchase price will be ALL CASH, and Manticore II will pay solicitation fees of $0.40 per Preferred Share and $0.10 per Common Share to offset any broker commissions or fees for any shareholder who tenders his or her Shares. ALL COSTS AND COMMISSIONS WILL BE BORNE BY MANTICORE II. Manticore II has funds available to pay for any and all Shares that are tendered in response to the Offer up to the maximum amounts being sought.
The Offer is not subject to any financing condition.

     ILLIQUID MARKET FOR SHARES. The Shares were delisted from the NASDAQ National Market in January 1993. The Shares are not currently listed on any stock exchange or on NASDAQ. Since the Shares were delisted, trading in the Shares has been extremely limited. Accordingly, the Offer affords you the opportunity to dispose of your Shares for cash which otherwise might not be available to you.

     POTENTIAL TAX ADVANTAGES. If you originally paid more than $1.00 per share for your Common Shares or $10.00 per share for your Preferred Shares, you may be able to recognize a tax loss on the sale of Shares to Manticore II. This tax loss could be of substantial benefit to you. You may be able to use these losses to offset capital gains realized on other investments or to offset ordinary income up to an annual deduction limitation of $3,000. EACH SHAREHOLDER SHOULD CONSULT HIS OR HER OWN ACCOUNTANT OR TAX ADVISER CONCERNING THE TAX CONSEQUENCES OF ACCEPTING THIS OFFER TO PURCHASE.

     IN DECIDING WHETHER OR NOT TO ACCEPT MANTICORE II'S OFFER TO PURCHASE YOUR SHARES WHICH WOULD TERMINATE ANY RIGHTS YOU MAY HAVE AS A SHAREHOLDER, YOU SHOULD CONSIDER CAREFULLY ALL OF THE ACCOMPANYING MATERIALS AND SHOULD REVIEW THESE MATERIALS WITH YOUR BROKER OR OTHER FINANCIAL ADVISER.

                                   Sincerely,


                                   Manticore Properties II, L.P.

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                          MANTICORE PROPERTIES II, L.P.

                          PROCEDURE TO ACCEPT THE OFFER

     IF YOU WISH TO ACCEPT THIS OFFER AND WISH TO TENDER ALL OR ANY PORTION OF YOUR SHARES, YOU SHOULD FOLLOW ONE OF THESE TWO PROCEDURES:

(1) IF YOU OWN YOUR COMMON SHARES IN CERTIFICATE FORM: You should complete and sign the enclosed BLUE Letter of Transmittal in accordance with the instructions in the Letter of Transmittal and mail or deliver the BLUE Letter of Transmittal together with your stock certificate(s), Broker Commission Form, and any other required documents to The Bank of New York (the "Depositary") in the enclosed envelope. Delivery via registered mail, with receipt requested, properly insured, is recommended.

(2) IF YOU OWN YOUR PREFERRED SHARES IN CERTIFICATE FORM: You should complete and sign the enclosed YELLOW Letter of Transmittal in accordance with the instructions in the Letter of Transmittal and mail or deliver the YELLOW Letter of Transmittal together with your stock certificate(s), Broker Commission Form, and any other required documents to The Bank of New York
(the "Depositary") in the enclosed envelope. We recommend that you send your Letters of Transmittal via registered mail-return receipt requested. Delivery via registered mail, with receipt requested, properly insured, is recommended.

(3) IF YOU HOLD THE SHARES IN A BROKER, DEALER, BANK, TRUST OR OTHER NOMINEE
ACCOUNT: You should contact your broker, dealer, bank, trust or nominee representative and request that they tender the Shares on your behalf.

                            IF YOU HAVE ANY QUESTIONS

     Questions and requests for assistance (including if you are unable to locate your stock certificates or deliver them prior to the Expiration Date) may be directed to D.F. King & Co., Inc., the Information Agent, at its address and telephone number set forth below. Additional copies of the Offer to Purchase, the Letters of Transmittal, the Notices of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.

                     THE INFORMATION AGENT FOR THE OFFER IS:

                              D.F. KING & CO., INC.
                                 48 Wall Street
                               New York, NY 10005
             Banks and Brokerage Firms, Please Call: (212) 269-5550
                    All Others Call Toll-free: (800) 549-6650

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